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EXHIBIT 99.1

                                  RISK FACTORS


In evaluating the Company and its business, prospective investors should consider carefully the following risk factors in addition to the other information contained herein. This Annual Report on 10-K contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the following risk factors.

CONCENTRATION OF REVENUES

      The Company has in the past derived, and may in the future derive, a significant portion of its revenues from a relatively limited number of major clients. During fiscal 1997, the Company had one client which individually accounted for 14% of its net revenues. During fiscal 1998 the Company had one client that individually accounted for 9% of its net revenues. From quarter to quarter, revenues from one or more individual clients may exceed 10% of the Company's revenues for the quarter. In general, there are no long-term commitments by any of the Company's clients for the Company's services and many of the Company's engagements are, and may be in the future, terminable without penalty. During the last quarter of fiscal 1996 and the first quarter of fiscal 1997, the Company's then two largest clients terminated projects with the Company, contributing to a net loss for the first six months of fiscal 1997 of approximately $1.1 million. There can be no assurance that the Company's major clients will continue their relationships with the Company and be a significant source of revenue for the Company or that they will not terminate major projects at any given time. Any unanticipated termination of a major project or the loss of any one of the Company's large clients will have a material adverse effect on the Company's business, financial condition and results of operations.

VARIABILITY OF QUARTERLY OPERATING RESULTS

      The Company has experienced and may in the future continue to experience fluctuations in its quarterly operating results. Factors that may cause the Company's quarterly operating results to vary include the number of active client projects, the requirements of client projects, the termination of major client projects, the loss of major clients, the timing of new client engagements and the timing of personnel cost increases. Certain of these factors may also affect the Company's personnel utilization rates which may cause further variation in quarterly operating results. The timing of revenues is difficult to forecast because the Company's sales cycle is relatively long and the Company's services are impacted by both the financial condition and management decisions of its clients and general economic conditions. Because a high percentage of the Company's expenses are relatively fixed at the beginning of any period and the Company's general policy is to not adjust its staffing levels based upon what it views as short-term circumstances, a variation in the timing, initiation or completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses for any particular period. In addition, many of the Company's engagements are, and may be in the future, terminable by its clients without penalty. A termination of a major project could require the Company to maintain under-utilized employees, resulting in a higher than expected percentage of unassigned professionals, or to terminate the employment of excess personnel. Due to all of the foregoing factors, there can be no assurance that the Company's results of operations will not be below the expectations of investors for any given fiscal period.

RECENT OPERATING LOSSES AND LIMITED OPERATING HISTORY

      The Company has been in existence since January 28, 1994. In fiscal 1994 and fiscal 1995, the Company experienced losses due primarily to the developmental nature of the business. While the Company was profitable in fiscal 1996, 1997 and 1998, the Company experienced the cancellation of significant projects at its then two largest clients in the last quarter of fiscal 1996 and the first quarter of fiscal 1997. The cancellation of these projects resulted from each client's cancellation of the business initiative for which the Company had been retained. As a result of the cancellation of these two projects and the increase in the Company's operating expenses caused by the Company's expansion, the Company experienced a net loss of approximately $1.1 million during the first six months of fiscal 1997. In addition, to support the growth of its business, the Company expanded its level of operations and increased operating expenses in all areas during fiscal 1996, fiscal 1997 and fiscal 1998. The Company's business, financial condition and results of operations will be adversely affected in any period if revenues do not increase sufficiently to cover the Company's expanded level of operations and increased operating expenses. There can be no assurance that the Company will be successful in its efforts to so increase its revenues.

CONTROL BY CHIEF EXECUTIVE OFFICER; ELECTION OF FUTURE CHIEF EXECUTIVE OFFICERS

      All employee-stockholders of the Company have granted a proxy to vote their shares of Class B Common Stock to the person holding the position of Chief Executive Officer of the Company. Accordingly, as of April 30, 1998, the Company's current Chief Executive Officer controls (including Class A Common Stock owned by such individual)


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approximately 69.8% of the voting rights of the outstanding Common Stock of the
Company and will have the voting power to elect the Company's entire Board of Directors and to approve all matters requiring stockholder approval. In addition, an agreement among the Company and the Partners requires that the Company's Chief Executive Officer be selected from the Partners. This significantly limits the number of qualified persons that may be considered for such office. Accordingly, there can be no assurance that the Company will be successful in attracting future persons who are qualified to serve as the Company's Chief Executive Officer and the inability to attract such persons could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON KEY PERSONNEL; RECRUITMENT AND RETENTION OF PROFESSIONALS

      The Company's success depends upon the continued service of its key executive officers and its ability to attract, retain and motivate highly skilled professionals at all levels. Qualified client-serving professionals are in particularly great demand and are likely to remain a limited resource for the foreseeable future. The loss for any reason of a key executive officer or a number of the Company's client-serving professionals or the inability to attract qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

ABSENCE OF LONG-TERM CONTRACTS

      The Company's clients are generally able to reduce or cancel their use of the Company's professional services without penalty and with little or no notice. As a result, the Company believes that the number of clients or the number and size of its existing projects are not reliable indicators or measures of future revenue. The Company has in the past provided, and is likely in the future to provide, services to clients without a long-term agreement. When a client defers, modifies or cancels a project, the Company must be able to rapidly deploy its professionals to other projects in order to minimize the underutilization of employees and the resulting adverse impact on operating results. In addition, the Company's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of its business relationships with any of its significant clients or with a number of smaller clients could have a material adverse effect on the Company's business, financial condition and results of operations.


MANAGEMENT OF GROWTH

      The Company has been experiencing a period of substantial growth that has placed, and is anticipated to continue to place, a strain on the Company's financial and other resources. During fiscal 1997 and fiscal 1998, the size of the Company's employee base increased from 145 to 223 full-time employees. Further increases are anticipated in the future. The Company's ability to manage the growth of its professional staff will require it to continue to improve its operational, financial and other internal systems, and to train, motivate and manage its employees. If the Company's management is unable to manage growth effectively and new employees are unable to achieve anticipated performance levels, the Company's business, financial condition and results of operations could be adversely affected.

PROJECT RISKS

      Because many of the Company's projects are critical to its clients, a failure or inability of the Company or one of its subcontractors to meet a client's expectations could damage the Company's reputation and adversely affect its ability to attract new business. Although the Company generally attempts to limit its liability by contractual terms, the failure of a significant project could lead to claims by a client for economic damages. In addition, the failure of a project or the failure of the Company to collect a large account receivable could also result in significant financial exposure to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. From inception through March 31, 1998, the Company has written off accounts receivable totaling approximately $1.5 million which it could not collect.

TECHNOLOGICAL ADVANCES

      The Company's success will depend in part on its ability to develop strategic business and IT solutions which keep pace with continuing changes in industry standards, IT and client preferences. There can be no assurance that the Company will be successful in addressing these developments on a timely basis or that, if addressed, the Company will be successful in the marketplace. The Company's delay in addressing or failure to address these developments could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

      The management consulting and systems integration services markets include a large number of participants, are subject to rapid changes and are highly competitive. The Company competes with, and faces potential competition for client assignments and experienced personnel from, a number of companies that have significantly greater financial, technical and marketing resources, greater name recognition, and greater revenues than the Company. The Company

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believes that the principal competitive factors in the segment of the consulting industry in which the Company competes include scope of services, service delivery approach, technical and industry expertise, perceived value, objectivity and results orientation. The Company believes that its ability to compete also depends in part on a number of competitive factors outside of its control, including the ability of its competitors to hire, retain and motivate senior project managers, the price at which others offer comparable services, and the extent of its competitors' responsiveness to customer needs. There can be no assurance that the Company will be able to compete successfully with its competitors in the future.

LIQUIDITY

      The Company was not profitable in the first two quarters of fiscal 1997. While the Company has been profitable since the third quarter of fiscal 1997, there can be no assurance that the Company will continue to be profitable in the future. The Company believes that existing cash resources, the amounts available under its revolving line of credit and cash generated from operations will be sufficient to satisfy its operating cash needs for at least the next 12 months. Any future decreases in its operating income, cash flow, or stockholders' equity may impair the Company's future ability to raise additional funds to finance operations. There can be no assurance that the Company will in the future maintain adequate liquidity to support its operations.

POSSIBLE VOLATILITY OF STOCK PRICE

      The Class A Common Stock of the Company has been listed on the Nasdaq National Market since February 1997. The market price of the Class A Common Stock has experienced variations, ranging from a high of $30.00 to a low of $5.75, and there can be no assurance that the market price of the Class A Common Stock will not experience fluctuations in the future or will not fall below such levels. The market price of the Class A Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, changes in earnings estimates by analysts, announcements of new contracts or service offerings by the Company or its competitors, general economic or stock market conditions unrelated to the Company's operating performance or other events or factors.